As filed with the Securities and Exchange Commission on June 11, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Zeta Global Holdings Corp.

(Exact name of Registrant as specified in its charter)

Delaware	80-0814458
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3 Park Ave, 33rd Floor New York, NY	10016
(Address of Principal Executive Offices)	(Zip Code)

Zeta Global Holdings Corp. 2008 Stock Option/Stock Issuance Plan

Zeta Global Holdings Corp. 2021 Incentive Award Plan

Zeta Global Holdings Corp. 2021 Employee Stock Purchase Plan

(Full Title of the Plan)

David A. Steinberg

Chief Executive Officer

3 Park Ave, 33rd Floor

New York, NY 10016

(212) 967-5055

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Marc D. Jaffe Joel H. Trotter Latham & Watkins LLP 1271 Avenue of the Americas New York, NY 10020 (202) 637-2200	Steven B. Vine Chief Legal Officer Zeta Global Holdings Corp. 3 Park Ave, 33rd Floor New York, NY 10016 (212) 967-5055	Ryan J. Dzierniejko David J. Goldschmidt Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, NY 10001 (212) 735-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Class A common stock (“Class A Common Stock”), $0.001 par value per share	52,227,173	$10.00	$522.271,730.00	$56,980.00
Class B common stock (“Class B Common Stock”), $0.001 par value per share	700,000	$10.00	$7,000,000.00	$764.00

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s Class A Common Stock and Class B Common Stock (collectively, the “Common Stock”) that become issuable under the Zeta Global Holdings Corp. 2008 Stock Option/Stock Issuance Plan (the “2008 Plan”), the Zeta Global Holdings Corp. 2021 Incentive Award Plan (the “2021 Plan”) and the Zeta Global Holdings Corp. 2021 Employee Stock Purchase Plan (the “ESPP”) by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of Common Stock.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The offering price per share and the aggregate offering price (a) for outstanding options granted under the 2008 Plan are based upon the weighted-average exercise price of such outstanding options and (b) for shares reserved for future issuance under the 2021 Plan and the ESPP are based on the initial public offering price of the Class A Common Stock offered pursuant to the Registration Statement on Form S-1 (File No. 333-255499) that was declared effective on June 9, 2021. The chart below details the calculations of the registration fee:

Securities	Number of Shares	Offering Price Per Share	Aggregate Offering Price
Shares issuable upon the exercise of outstanding options granted under the 2008 Plan(3)	912,198	$10.00(2)(a)	$9,121,980.00
Shares reserved for future grant under the 2021 Plan(3)	44,000,000(4)	$10.00(2)(b)	$440,000,000.00
Shares reserved for future grant under the ESPP	8,014,975(5)	$10.00 (2)(b)	$80,149,750.00
Proposed Maximum Aggregate Offering Price	52,927,173	$10.00	$529.271,730.00

(3)

Pursuant to the terms of the 2021 Plan, any shares subject to outstanding options originally granted under the 2008 Plan that terminate, expire or lapse for any reason without the delivery of shares to the holder thereof shall become available for issuance pursuant to awards granted under the 2021 Plan (provided, that, any such shares may only be issued as Class A Common Stock).

(4)

Represents 44,000,000 shares of Common Stock reserved for issuance under the 2021 Plan, which number consists of 6,000,000 shares of Common Stock (700,000 of which will be shares of Class B Common Stock) initially available for issuance under the 2021 Plan and an additional 38,000,000 shares of Class A Common Stock that may become issuable under the 2021 Plan pursuant to its terms.

(5)

Represents 8,014,975 shares of Class A Common Stock reserved for issuance under the ESPP, which number consists of 2,014,795 shares of Class A Common Stock initially available for issuance under the ESPP and an additional 6,000,000 shares of Class A Common Stock that may become issuable under the ESPP pursuant to its terms.

Proposed sale to take place as soon after the effective date of the registration statement as awards under the plans are exercised and/or vest.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, Zeta Global Holdings Corp. is sometimes referred to as “Registrant,” “we,” “us” or “our.”

Item 3. Incorporation of Documents by Reference.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this registration statement the following documents previously filed with the SEC:

(a)

The prospectus filed by the Registrant with the SEC pursuant to Rule 424(b) under the Securities Act, on June 11, 2021, relating to the registration statement on Form S-1, as amended (File No. 333-255499), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed; and

(b)

The description of the Registrant’s Common Stock contained in the Registrant’s registration statement on Form 8-A (File No. 333-255499), filed by the Registrant with the SEC under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on June 7, 2021 including any amendments or reports filed for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of Common Stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents, except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K, and exhibits furnished on such form that relate to such items, that is not deemed filed under such provisions. For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances will any information filed under current Items 2.02 or 7.01 of Form 8-K, and exhibits furnished on such form that relate to such items, be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our amended and restated certificate of incorporation (the “Certificate of Incorporation”) filed with the Secretary of State of the State of Delaware and our amended and restated bylaws (the “Bylaws”) that limit or eliminate the personal liability of our directors and officers for a breach of their fiduciary duty of care as a director or officer. The duty of care generally requires that, when acting on behalf of the corporation, directors and officers exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director or officer will not be liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director or officer, except for liability:

•	for any breach of the director’s or officer’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involves intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which a director or officer derives an improper personal benefit.

Our Certificate of Incorporation also authorizes us to indemnify our directors, officers and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, our Bylaws provide that:

•	we may indemnify our directors, officers and certain other employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•

we may advance expenses to our directors, officers and certain other employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights provided in our Bylaws are not exclusive.

Our Certificate of Incorporation and our Bylaws provide for the indemnification provisions described above and elsewhere herein. We have entered or will enter into, and intend to continue to enter into, separate indemnification agreements with our directors and officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements generally require us, among other things, to indemnify our officers and directors to the fullest extent permitted by law. These indemnification agreements also generally require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

We have purchased and currently intend to maintain insurance on behalf of each and every person who is or was a director or officer of the company against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit Description	Incorporated by Reference			Filed Herewith
		Form	Date	Number

4.1	Form of Amended and Restated Certificate of Incorporation of Zeta Global Holdings Corp., to be in effect immediately prior to the completion of this offering.	S-1/A	5/7/21	3.2

4.2	Form of Amended and Restated Bylaws of Zeta Global Holdings Corp., to be in effect immediately prior to the completion of this offering.	S-1/A	5/7/21	3.4

5.1	Opinion of Latham & Watkins LLP.				X

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1).				X

23.2	Consent of Deloitte & Touche LLP.				X

24.1	Power of Attorney. Reference is made to the signature page to the Registration Statement.				X

99.1#	Zeta Global Holdings Corp. 2008 Stock Option/Stock Issuance Plan.	S-1/A	5/7/21	10.3

99.2#	Form of restricted stock agreement under 2008 Stock Option/ Stock Issuance Plan	S-1/A	5/7/21	10.4

99.3#	Form of option agreement under 2008 Stock Option/Stock Issuance Plan	S-1/A	5/7/21	10.5

99.4#	Zeta Global Holdings Corp. 2021 Incentive Award Plan	S-1/A	5/7/21	10.10

99.5#	Form of restricted stock agreement under 2021 Incentive Award Plan	S-1/A	5/7/21	10.11

99.6#	Form of restricted stock unit agreement under 2021 Incentive Award Plan	S-1/A	5/7/21	10.12

99.7#	Form of stock option agreement under 2021 Incentive Award Plan	S-1/A	5/7/21	10.13

99.8#	Zeta Global Holdings Corp. 2021 Employee Stock Purchase Plan	S-1/A	5/7/21	10.14

99.9#	Form of amendment to restricted stock agreement under 2008 Stock Option/Stock Issuance Plan and 2017 Equity Incentive Plan for participants eligible to participate in Buy-Back Program	S-1/A	5/7/21	10.15

99.10#	Form of amendment to restricted stock unit agreement under 2017 Equity Incentive Plan for participants eligible to participate in Buy-Back Program	S-1/A	5/7/21	10.16

#	Indicates management contract or compensatory plan.

Item 9. Undertakings.

(a)	The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York on June 11, 2021.

Zeta Global Holdings Corp.

By:	/s/ David A. Steinberg
David A. Steinberg
Chief Executive Officer and Chairperson

POWER OF ATTORNEY

We, the undersigned directors and officers of Zeta Global Holdings Corp. (the “Company”), hereby severally constitute and appoint David A. Steinberg and Christopher Greiner, and each of them singly, our true and lawful attorneys, with full power to them, and to each of them singly, to sign for us and in our names in the capacities indicated below, this registration statement, and any and all pre-effective and post-effective amendments to said registration statement, and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of the Company, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of us might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ David A. Steinberg	Chief Executive Officer and Chairperson	June 11, 2021
David A. Steinberg	(Principal Executive Officer)

/s/ Christopher Greiner	Chief Financial Officer	June 11, 2021
Christopher Greiner	(Principal Financial Officer)

/s/ Satish Ravella	Senior Vice President, Finance	June 11, 2021
Satish Ravella	(Principal Accounting Officer)

/s/ William Landman	Director	June 11, 2021
William Landman

/s/ Robert H. Niehaus	Director	June 11, 2021
Robert H. Niehaus

/s/ William Royan	Director	June 11, 2021
William Royan

/s/ John Sculley	Director	June 11, 2021
John Sculley